EXHIBIT 2

AGREEMENT AND PLAN OF MERGER

DATED AS OF OCTOBER 6, 2000

AMONG

CARROLS CORPORATION,

SPUR ACQUISITION CORP.

AND

TACO CABANA, INC.

ARTICLE II CANCELLATION OF THE CAPITAL STOCK OF THE

   8.6 Entire Agreement; No Third Party Beneficiaries; Rights of

EXHIBIT A Certificate of Incorporation of Sub
EXHIBIT B By-Laws of Sub

affiliate                                                                                                    43
Agreement                                                                                                1
Balance Sheet                                                                                       11
beneficial ownership                                                                                43
Business Combination                                                                              41
Certificate of Merger                                                                                 2
Certificates                                                                                                 4
Closing                                                                                                      1
Closing Date                                                                                              1
Code                                                                                                         5
Commitment Letter                                                                                27
Company                                                                                                   1
Company Benefit Plans                                                                            17
Company Common Stock                                                                         3
Company Disclosure Letter                                                                       6
Company Preferred Stock                                                                         8
Company Rights                                                                                        8
Company SEC Documents                                                                      10
Company Stock Options                                                                           6
Company Stock Plans                                                                               6
Competing Transaction                                                                            29
Confidentiality Agreement                                                                       29
Consents                                                                                                  36
dgcl                                                                                                           1
Dissenting Shares                                                                                        3
Dissenting Stockholder                                                                               3
Effective Time                                                                                            2
Environmental Audit                                                                                35
Environmental Liability                                                                              15
Environmental Matters                                                                              14
ERISA                                                                                                     17
ERISA Affiliate                                                                                        17
Expenses                                                                                                  40
Financing                                                                                                 27
Franchise Agreements                                                                              24
Franchised Leased Property                                                                     18
GAAP                                                                                                      11
Governmental Entity                                                                                 10
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HSR Act                                                                                                   10
HSR Filings                                                                                              10
Independent Advisor                                                                                24
Intellectual Property Rights                                                                       20
Leased Real Property                                                                              18
Licensed Rights                                                                                        20
Litigation                                                                                                   15
material                                                                                                       7
Material Adverse Effect                                                                              7
Material Contracts                                                                                    21
merger                                                                                                        1
Merger Consideration                                                                                 3
Offer Consideration                                                                                   27
Option Consideration                                                                                  6
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Parent                                                                                                         1
Payment Agent                                                                                            4
Payment Fund                                                                                             4
person                                                                                                        43
Proxy Statement                                                                                         32
Related Party                                                                                             13
Requisite Regulatory Approvals                                                                  36
Rights Agreement                                                                                         8
SEC                                                                                                           10
Series A Preferred Stock                                                                            8
Sub                                                                                                             1
subsidiary                                                                                                   43
Surplus Leased Property                                                                           18
Surviving Corporation                                                                                 1
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Vacant Surplus Property                                                                            18
Violation                                                                                                     10
Voting Debt                                                                                                  8
Year-End Financial Statements                                                                   11

                     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of October 6, 2000, among Carrols Corporation, a Delaware corporation ("Parent"), Spur Acquisition Corp., A Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and Taco Cabana, Inc., A Delaware corporation (the"Company").

RECITALS

A. Parent, Sub and the Company intend to effect a merger of Sub into the Company (the "Merger") in accordance with this Agreement and the General Corporation Law of the State of Delaware (the "DGCL").  Upon consummation of the Merger, Sub will cease to exist and the Company will become a wholly-owned subsidiary of Parent.

B. For accounting purposes, it is intended that the Merger be treated as a "purchase."

C. This Agreement has been approved by the respective boards of directors of Parent, Sub and the Company.

AGREEMENT

The parties to this Agreement hereby agree as follows:

ARTICLE I

THE MERGER

1.1   The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Sub shall be merged with and into the Company at the Effective Time.  At the Effective Time, the separate existence of Sub shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall continue under the name "Taco Cabana, Inc."

1.2   Closing.  Unless this Agreement shall have been terminated pursuant to Section 7.1 and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the "Closing") will take place as promptly as practicable (and in any event within two business days) following satisfaction or waiver of the conditions set forth in Article VI (the "Closing Date"), at 10:00 a.m., New York City time, at the offices of Rosenman & Colin LLP, 575 Madison Avenue, New York, New York 10022, unless another date, time or place is agreed to in writing by the parties hereto.

1.3   Effective Time of the Merger.  As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI, Sub shall file a certificate of merger conforming to the requirements of Subchapter IX of the DGCL (the "Certificate of Merger") with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or such other time thereafter as is provided in the Certificate of Merger in accordance with the DGCL (the "Effective Time").

1.4   Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.5   Certificate of Incorporation; By-Laws.  (a)  The certificate of incorporation of Sub which is attached as Exhibit A hereto, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law; provided that Article I of the certificate of incorporation of the Surviving Corporation shall be amended by the Certificate of Merger to read as follows: "The name of the corporation is:  Taco Cabana, Inc."

(b)   The by-laws of Sub which are attached as Exhibit B hereto shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

1.6   Directors; Officers.  (a)  The directors of Sub at the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(b)   The officers of Sub at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

CANCELLATION OF THE CAPITAL STOCK OF THE

COMPANY AND PAYMENT WITH RESPECT THERETO

2.1   Effect on Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on thepart of the holder of any shares of capital stock of the Company or any shares of capital stock of Parent or Sub:

(a)   Common Stock of Sub.  Each share of common stock, par value $.0l per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $.0l per share, of the Surviving Corporation and shall be the only issued and outstanding capital stock of the Surviving Corporation.

(b)   Cancellation of Treasury Stock and Parent-Owned Stock.  Each share of common stock of the Company, par value $.0l per share ("Company Common Stock"), that is owned by the Company or by any subsidiary of the Company, together with the associated Company Rights, and each share of Company Common Stock that is owned by Parent, Sub or any other subsidiary of Parent, together with the associated Company Rights, shall automatically be cancelled and retired and shall cease to exist, and no Merger Consideration or other consideration shall be delivered or payable with respect thereto.

(c)   Cancellation of Company Common Stock and Payment with Respect Thereto.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.1(b) and Dissenting Shares), together with the associated Company Rights, shall be converted into the right to receive $9.04, payable, without interest, to the holder of such shares, upon surrender, in the manner provided in Section 2.2, of the certificate(s) that formerly evidenced such shares (the "Merger Consideration").  As of the Effective Time, all such shares of Company Common Stock, together with the associated Company Rights, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate previously representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, as applicable.

(d)   Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, to the extent provided by the DGCL, Parent will not make any payment of Merger Consideration with respect to Company Common Stock held by any person (a "Dissenting Stockholder") who elects to demand appraisal of his shares and duly and timely complies with all the provisions of the DGCL concerning the right of holders of Company Common Stock to require appraisal of their shares ("Dissenting Shares"), but such Dissenting Stockholders shall have the right to receive such consideration as may be determined to be due such Dissenting Stockholders pursuant to the laws of the State of Delaware.  If, after the Effective Time, a Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the DGCL, his shares will be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration pursuant to Section 2.1(c).  The Company will give Parent (i) prompt notice of any demands for appraisal of Dissenting Shares received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands.  The Company will not, without the prior written consent of Parent, make any payment with respect to, or enter into any negotiations or discussions or a binding settlement agreement or make an offer, written or oral, to settle, any such demands.

2.2   Payment with Respect to Certificates.

(a)   Payment Agent.  As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent (the "Payment Agent"), for the benefit of the holders of shares of Company Common Stock, for payment in accordance with this Article II through the Payment Agent, the Merger Consideration to be paid in respect of all shares of Company Common Stock (other than shares representing Dissenting Shares or shares to be cancelled in accordance with Section 2.1(b)) (such funds deposited with the Payment Agent, the "Payment Fund").

(b)   Payment Procedures.  As soon as reasonably practicable after the Effective Time, the Payment Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares were cancelled in the Merger pursuant to Section 2.1(c) the following documents: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent and shall be in such form and have such other provisions as Parent may reasonably specify); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment with respect thereto.  Upon surrender of a Certificate for cancellation to the Payment Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable with respect to the shares represented by such Certificate pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be cancelled.  In the event that a holder has lost or misplaced a Certificate, an affidavit of loss thereof (together with an appropriate indemnity and/or bond if Parent so requires by notice in writing to the holder of such Certificate) satisfactory in form and substance to the Company's transfer agent and the Payment Agent shall accompany such letter of transmittal in lieu of the applicable Certificate.  In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the applicable Merger Consideration may be made to a transferee if the Certificate representing such Company Common Stock is presented to the Payment Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.  Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration with respect thereto as contemplated by this Section 2.2.  No interest shall accrue or be paid to any beneficial owner of shares of Company Common Stock or any holder of any Certificate with respect to the Merger Consideration payable upon the surrender of any Certificate.

(c)   No Further Ownership Rights in Company Common Stock.  The Merger Consideration paid with respect to the cancellation of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II, subject to applicable law in the case of Dissenting Shares.

(d)   Termination of Payment Fund.  Any portion of the Payment Fund which remains undistributed to the stockholders of the Company for six months after the Effective Time shall be delivered to Parent, upon demand, and any stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for the Merger Consideration.

(e)   No Liability.  If any Certificates shall not have been surrendered prior to five (5) years after the Effective Time (or immediately prior to such earlier date on which the Merger Consideration in respect of such certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.1(d)(iii)), any cash or other property payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.  Notwithstanding the foregoing, none of the Surviving Corporation, Parent or the Payment Agent shall be liable to any holder of a Certificate or the shares represented thereby for any Merger Consideration delivered in respect of such Certificate or the shares represented thereby to a public official pursuant to any abandoned property, escheat or other similar law.

(f)   Investment of Exchange Fund.  The Payment Agent shall invest any cash included in the Payment Fund as directed by Parent.  Any interest or other income resulting from such investments shall be paid to Parent.  The Parent shall replace any net losses incurred by the Payment Fund as a result of investments made pursuant to this Section 2.2(f).

(g)   Withholding Rights.  Parent or the Payment Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates or the shares of Company Common Stock represented thereby such amounts (if any) as Parent or the Payment Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law.  To the extent that amounts are so withheld by Parent or the Payment Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent or the Payment Agent.

(h)   Associated Company Rights.  References in Article II of this Agreement to Company Common Stock shall include, unless the context requires otherwise, the associated Company Rights.

2.3   Stock Options with Respect to Company Common Stock.

 (a)  The Company shall take all actions necessary pursuant to the Company's 1990 Stock Option Plan, the Company's 1994 Stock Option Plan and the Company's 2000 Stock Ownership Plan (collectively, the "Company Stock Plans"), and the terms and provisions of any outstanding options to acquire shares of Company Common Stock not issued under any Company Stock Plan, to cause the following: (i) all outstanding options to acquire shares of Company Common Stock granted under the Company Stock Plans or otherwise (the "Company Stock Options") shall be exercisable in full immediately prior to the Effective Time, and (ii) all Company Stock Options that are not exercised prior to the Effective Time will terminate and expire as of the Effective Time.  The Company shall give written notice to the holders of all Company Stock Options of the foregoing, which written notice shall include an offer to pay such holder at the Effective Time, in exchange for the cancellation of such holder's Company Stock Options at the Effective Time, an amount in cash determined by multiplying (A) the excess, if any, of the Merger Consideration over the applicable exercise price per share of the Company Stock Option by (B) the number of Shares such holder could have purchased had such holder exercised such Company Stock Option in full immediately prior to the Effective Time (such amount, the "Option Consideration"), and each such Company Stock Option shall thereafter be canceled.  All actions required to be taken pursuant to this Section 2.3(a) with respect to Company Stock Options has been, or prior to the Effective Time will be, taken by the Company.

(b) Promptly after the Effective Time, the Surviving Corporations shall cause to be mailed to each holder of Company Stock Options a check payable to such holder in an amount equal to the Option Consideration payable with respect to all Company Stock Options held by such holder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1   Representations and Warranties of the Company.  The Company represents and warrants to Parent and Sub that, except as specifically disclosed in the letter dated the date hereof and delivered by the Company to Parent simultaneously with the execution and delivery of this Agreement (the "Company Disclosure Letter"):

(a)   Organization, Standing and Power.  Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to conduct its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties and assets makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, individually or in the aggregate, have a Material Adverse Effect on the Company.  As used in this Agreement, (i) any reference to any event, change or effect being "material" with respect to any entity means an event, change or effect which is material in relation to the condition (financial or otherwise), properties, assets, liabilities, businesses or operations of such entity and its subsidiaries taken as a whole, and (ii) the term "Material Adverse Effect" means, with respect to the Company or Parent, any change, event or effect shall have occurred or been threatened that, when taken together with all other adverse changes, events or effects that have occurred or been threatened would or would reasonably be expected to (a) be materially adverse to the business, assets, properties, results of operations or condition (financial or otherwise) of such party and its subsidiaries taken as a whole, or (b) prevent or materially delay the consummation of the Merger.  The Company has made available to Parent true and complete copies of its certificate of incorporation and by-laws and the certificate of incorporation and by-laws (or equivalent organizational documents) of each subsidiary of the Company, each as amended to date.  Such certificates of incorporation, by-laws or equivalent organizational documents are in full force and effect, and neither the Company nor any subsidiary of the Company is in violation of any provision of its certificate of incorporation, by-laws or equivalent organizational documents.

(b)   Subsidiaries.  The Company owns, directly or indirectly, all of the outstanding capital stock or other equity interests in each of its subsidiaries free and clear of any claim, lien, encumbrance, security interest or agreement with respect thereto.  The Company Disclosure Letter sets forth a complete list of the Company's subsidiaries.  Other than the capital stock or other interests held by the Company in such subsidiaries, neither the Company nor any such subsidiary owns any direct or indirect equity interest in any person, domestic or foreign.  All of the outstanding shares of capital stock in each of its corporate subsidiaries are duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive rights and in compliance with applicable securities laws and regulations.  All of the outstanding partnership interests in each of its partnership subsidiaries are validly existing, nonassessable and were issued in compliance with applicable securities laws and regulations, and all capital contributions required with respect to such partnership interests have been made in full.  There are no irrevocable proxies or similar obligations with respect to such capital stock or partnership interests of such subsidiaries and no equity securities or other interests of any of its subsidiaries are or may become required to be issued or purchased by reason of any options, warrants, rights to subscribe to, puts, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock or any other equity interest of any such subsidiary, and there are no agreements, contracts, commitments, understandings or arrangements by which any such subsidiary is bound to issue additional shares of its capital stock or other equity interests, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or other equity interests or securities convertible into or exchangeable for such shares or other equity interests.

(c)   Capital Structure.  (i)   The authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock and 2,500,000 shares of Preferred Stock of the Company, par value $1.00 per share (the "Company Preferred Stock"), of which 100,000 shares have been designated Series A Junior Preferred Stock (the "Series A Preferred Stock").  At the close of business on October 3, 2000, (A) 11,625,232 shares of Company Common Stock were outstanding, (B) no shares of Company Common Stock were reserved for issuance upon the exercise of outstanding warrants, (C) 1,550,975 Company Stock Options were outstanding pursuant to the Company Stock Plans, each such option entitling the holder thereof to purchase one share of Company Common Stock, (D) 114,506 Company Stock Options were outstanding other than pursuant to the Company Stock Plans, each such option entitling the holder thereof to purchase one share of Company Common Stock, (E) 1,665,481 shares of Company Common Stock are authorized and reserved for issuance upon the exercise of outstanding Company Stock Options, (F) 1,865,000 shares of Company Common Stock were held by the Company in its treasury or by its subsidiaries, (G) no shares of Company Preferred Stock, including Series A Preferred Stock, were issued or outstanding, and (H) 100,000 shares of Series A Preferred Stock have been reserved for issuance upon exercise of the rights (the "Company Rights") distributed to the holders of Company Common Stock pursuant to the Rights Agreement dated as of June 9, 1995 between the Company and Society National Bank, in Dallas, Texas, as Rights Agent (the "Rights Agreement").  The Company Disclosure Letter sets forth a true and complete list of the outstanding Company Stock Options, including the exercise prices and vesting schedules therefor.

            (ii) No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders may vote ("Voting Debt") of the Company are issued or outstanding.

            (iii) All outstanding shares of Company capital stock are validly issued, fully paid and nonassessable and free of preemptive rights and were issued in compliance with applicable securities laws and regulations.  All shares of Company Common Stock subject to issuance upon the exercise of Company Stock Options, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights and will be issued in compliance with applicable securities laws and regulations.

            (iv) Except for this Agreement, the Rights Agreement, the Company Rights, the Company Stock Plans and the Company Stock Options, there are no options, warrants, calls, rights, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents, or other rights, commitments or agreements of any character to which the Company or any subsidiary of the Company is a party or by which it is bound obligating the Company or any subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt of the Company or of any subsidiary of the Company or obligating the Company or any subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.  After the Effective Time, there will be no option, warrant, call, right or agreement obligating the Company or any subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or any Voting Debt of the Company or any subsidiary of the Company, or obligating the Company or any subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right or agreement.  The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger and the other transactions contemplated hereby will not obligate the Company to issue, or result in the issuance of, any capital stock of the Company pursuant to the Rights Agreement or any other agreement or arrangement, except for the acceleration of vesting and potential exercise of Company Stock Options contemplated by Section 2.3.  There are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries.

            (v) Since July 2, 2000, the Company and each of its subsidiaries has not (A) issued, permitted to be issued or entered into any obligation to issue, any shares of capital stock, or securities exercisable for or convertible into shares of capital stock, of the Company or any of its subsidiaries, other than pursuant to and as required by the terms of any Company Stock Options that were issued and outstanding on such date; (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more of its subsidiaries, any shares of capital stock of the Company or any of its subsidiaries; (C) declared, set aside, made or paid to the stockholders of the Company dividends or other distributions on the outstanding shares of capital stock of the Company; or (D) split, combined or reclassified any of its shares of capital stock of the Company or any of its subsidiaries.

(d)   Authority.  (i)   The Company has all requisite corporate power and authority to enter into this Agreement and, subject to approval by the stockholders of the Company, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, other than such approval by the stockholders of the Company.  This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).  The affirmative vote of holders of a majority of the outstanding shares of Company Common Stock entitled to vote at a duly called and held meeting of stockholders is the only vote of the Company's stockholders necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement.  At a meeting duly called and held on October 4, the Company's Board of Directors adopted resolutions approving this Agreement and the Merger, determining that the terms of the Merger are fair, from a financial point of view, to, and in the best interests of, the Company's stockholders and recommending that the Company's stockholders approve and adopt this Agreement.

           (ii) Subject to compliance with the applicable requirements of the Exchange Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the filing of the Certificate of Merger as contemplated by Section 1.1, the execution and delivery of this Agreement and the Certificate of Merger, the consummation of the transactions contemplated hereby and thereby, and compliance of the Company with any of the provisions hereof or thereof will not breach, constitute an ultra vires act under, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on assets (any such breach, ultra vires act, violation, default, right of termination, cancellation, acceleration loss or creation, a "Violation") pursuant to, (x) any provision of the certificate of incorporation or by-laws of the Company or the governing instruments of any subsidiary of the Company or (y) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below or in the Company Disclosure Letter, any loan or credit agreement, note, mortgage, indenture, lease, Company Benefit Plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any subsidiary of the Company or their respective properties or assets except Violations under clause (y) which would not have a Material Adverse Effect on the Company.

          (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any subsidiary of the Company in connection with the execution and delivery of this Agreement and the Certificate of Merger by the Company, the consummation by the Company of the transactions contemplated hereby and thereby, and compliance of the Company with any of the provisions hereof or thereof, the failure to obtain which would have a Material Adverse Effect on the Company, except for (A) the filing with the Securities and Exchange Commission (the "SEC") of (1) a Proxy Statement in definitive form relating to the meeting of the Company's stockholders to be held in connection with the Merger and (2) such other filings under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (B) the filing of the Certificate of Merger as contemplated by Section 1.1 and appropriate documents with the relevant authorities of states in which the Company is qualified to do business, (C) filings pursuant to the rules of the Nasdaq National Market, and (D) filings (the "HSR Filings") under the HSR Act.

(e)   SEC Documents.  The Company has made available to Parent a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since December 28, 1997 (as such documents have since the time of their filing been amended, the "Company SEC Documents"), which are all the documents (other than preliminary material) that the Company was required to file with the SEC since such date.  As of their respective dates, (i) the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of the Company included in the Company SEC Documents (including, without limitation, the audited balance sheet and related statements of operations, stockholders' equity and cash flows of the Company and its subsidiaries for the fiscal year ended January 2, 2000, as audited by Deloitte & Touche LLP (such balance sheet and related statements are referred to hereinafter as the "Year-End Financial Statements"), and the unaudited financial statements of the Company and its subsidiaries for the fiscal quarters ended April  2, 2000 and July 2, 2000, including the balance sheet of the Company and its subsidiaries dated July 2, 2000 (the "Balance Sheet")) complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations, stockholders' equity and cash flows for the periods then ended in accordance with GAAP.  As of July 2, 2000, neither the Company nor any of its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its subsidiaries (including the notes thereto) and which were not reflected on the Balance Sheet.  Since July 2, 2000, except as and to the extent set forth in the Company SEC Documents and except for liabilities or obligations incurred in the ordinary course of business consistent with past practice and of substantially the same character, type and magnitude as incurred in the past, neither the Company nor any of its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, that would have a Material Adverse Effect on the Company, or would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its subsidiaries (including the notes thereto).  All material agreements, contracts and other documents required to be filed as exhibits to any of the Company SEC Documents have been so filed.  No subsidiary of the Company is required to file any form, report or other document with the SEC.

(f)   Information Supplied.  None of the information included or incorporated by reference in the Proxy Statement (other than information concerning Parent or Sub provided in writing by Parent or Sub or their counsel specifically for inclusion or incorporation by reference therein) will, at the date of mailing to stockholders of the Company and at the time of the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Proxy Statement (except for information concerning Parent or Sub provided in writing by Parent or Sub or their counsel specifically for inclusion or incorporation by reference therein) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

(g)   Absence of Certain Changes or Events.  Except as contemplated by this Agreement or as disclosed in the Company Disclosure Letter or in the Company SEC Documents, since January 2, 2000, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course and consistent with prior practice and there has not been:

          (i) any event, occurrence, fact, condition, change, development or effect that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;
          (ii) any event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 4.1(b), (c), (d), (f), (g), (h), (l) or (m) without the prior consent of Parent,
          (iii) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement;
          (iv) any material change in accounting methods, principles or practices (or any disagreement with the Company's independent public accountants with respect to such methods or practices) employed by the Company or any material change in depreciation or amortization policies or rates applicable to the Company or any of its subsidiaries;
          (v) any incurrence of any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) not incurred in the ordinary course of business consistent with past practice and of substantially the same character, type and magnitude as incurred in the past, or any other failure by the Company or any of its subsidiaries to conduct its business in the ordinary course consistent with past practice;
          (vi) any change in the financial condition, capitalization, assets, liabilities or net worth of the Company, except changes in the ordinary course of business consistent with past practice and of substantially the same character, type and magnitude as incurred in the past, none of which changes, individually or in the aggregate, has had or will have a Material Adverse Effect on the Company;
          (vii) any material damage, destruction or loss, whether or not covered by insurance, adversely affecting the properties or business of the Company or its subsidiaries, or any material deterioration in the operating condition of the Company's or its subsidiaries' assets;
         (viii) any mortgage, pledge or subjection to lien, charge or encumbrance of any kind of any of the Company's or its subsidiaries' assets, tangible or intangible (other than pursuant to after-acquired property clauses in security agreements related to indebtedness existing as of January 2, 2000);
         (ix) any strike, walkout, labor trouble (other than routine individual grievances or complaints) or, to the extent that such event has had or could reasonably be expected to have a Material Adverse Effect on the Company, any other new or continued event, development or condition of any character relating to the labor relations of the Company or its subsidiaries;
         (x) any increase in the salaries or other compensation payable or to become payable to, or any advance (excluding advances for ordinary business expenses) or loan to, any officer, director, employee or stockholder of the Company or its subsidiaries (except increases made in the ordinary course of business and consistent with past practice), or any increase in, or any addition to, other benefits (including without limitation any bonus, profit-sharing, pension or other plan) to which any of the Company's or its subsidiaries' officers, directors, employees or stockholders may be entitled, or any payments to any pension, retirement, profit-sharing, bonus or similar plan except payments in the ordinary course of business and consistent with past practice made pursuant to the employee benefit plans described in the Company Disclosure Letter, or any other payment of any kind to or on behalf of any such officer, director, employee or stockholder other than payment of base compensation and reimbursement for reasonable business expenses in the ordinary course of business;
         (xi) any material adverse change or, to the knowledge of the Company, any threat of any material adverse change in the Company's or any of its subsidiaries' relations with, or any loss or threat of loss of, any of the Company's or any of its subsidiaries' important suppliers, distributors or employees;
         (xii) any write-offs as uncollectible of any notes or accounts receivable of the Company or any of its subsidiaries or write-downs of the value of any assets or inventory by the Company or any of its subsidiaries other than in immaterial amounts or in the ordinary course of business consistent with past practice and of substantially the same character, type and magnitude as incurred in the past;
         (xiii) any payment, loan or advance of any amount to or in respect of, or the sale, transfer or lease of any properties or assets (whether real, personal or mixed, tangible or intangible) to, or entering into of any agreement, arrangement or transaction with, any Related Party, except for (i) directors' fees and (ii) compensation to the officers and employees of the Company and its subsidiaries at rates not exceeding the rates of compensation disclosed in the Company Disclosure Letter (as used herein, a "Related Party" means the Company, any of its subsidiaries, any of the officers or directors of the Company or any of its subsidiaries, any affiliate of the Company or any of its subsidiaries or any of their respective officers or directors, or any business or entity controlled, directly or indirectly, by the Company or any of its subsidiaries);
         (xiv) any disposition of or failure to keep in effect any rights in, to or for the use of, any patent, trademark, service mark, trade name or copyright, or any disclosure to any person not either an employee, franchisee or other person subject to a duty of confidentiality with respect thereto, or other disposal of any trade secret, process or know-how;
         (xv) any disposition of or failure to keep in effect any right in, to or for the use of any franchise, right, license, permit or other authorization of the Company or any of its subsidiaries;
         (xvi) any transaction, agreement or event outside the ordinary course of the Company's or its subsidiaries' business or inconsistent with past practice or not of substantially the same character, type or magnitude as incurred in the past.

(h)   Compliance with Applicable Laws.  The Company and its subsidiaries have been operated at all times in compliance with all applicable laws and regulations, and are not in default or violation of any notes, bonds, mortgages, indentures, contracts, agreements, leases, licenses, permits, franchises, or other instruments or obligations to which the Company or any of its subsidiaries is a party or by which any of their property or assets is bound, except where any such noncompliance, conflicts, defaults or violations would not have a Material Adverse Effect on the Company.  As of the date hereof, no investigation by any Governmental Entity with respect to the Company or any of its subsidiaries is pending or, to the Company's best knowledge, threatened.  The Company or one of its subsidiaries possesses a valid license or licenses to sell and serve alcoholic beverages in each restaurant operated by the Company and any of its subsidiaries, and the validity of such licenses and the ability to sell and serve alcoholic beverages in each such restaurant as currently permitted shall not be affected by the Merger.
        (i)   Environmental.  Except for any matters which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company and each of its subsidiaries is and at all times has been in compliance with all applicable laws relating to Environmental Matters; (ii) the Company and each of its subsidiaries has obtained, and is in compliance with, all permits, licenses or approvals required by applicable laws for the use, storage, treatment, transportation, release, emission and disposal of raw materials, by-products, wastes and other substances, including, without limitation, hazardous substances and wastes, used or produced by or otherwise relating to the operations of any of them; and (iii) there are no past or present events, conditions, activities or practices that would prevent compliance or continued compliance with any law or give rise to any Environmental Liability.  There are no claims either by any Governmental Entity or any third party pending, or to the Company's knowledge, threatened, against the Company or any of its subsidiaries arising from any Environmental Matter.

As used in this Agreement, the term "Environmental Matters" means any matter arising out of or relating to pollution or protection of the environment, human safety or health, or sanitation, including, without limitation, matters relating to food preparation and handling, emissions, discharges, releases, exposures, or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes including petroleum and its fractions, radiation, polychlorinated byphenols, biohazards and all toxic agents of whatever type or nature into ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes including petroleum and its fractions, radiation, biohazards and all toxic agents of whatever type or nature.  "Environmental Liability" means any liability or obligation arising under any law or under any other theory of law or equity (including, without limitation, any liability for personal injury, property damage or remediation) arising from or relating to any Environmental Matters.

(j)   Litigation.  There are no material claims, actions, suits or legal or administrative arbitrations or other proceedings or investigations ("Litigation") pending against the Company or any of its subsidiaries, or, to the Company's knowledge, threatened against or affecting the Company or any of its subsidiaries, or to which the Company or any of its subsidiaries is a party, before or by any Federal, foreign, state, local or other governmental or non-governmental department, commission, board, bureau, agency, court or other instrumentality, or by any private person or entity.  There are no existing or, to the best knowledge of the Company, threatened material orders, judgments or decrees of any court or other Governmental Entity which specifically apply to the Company, any of its subsidiaries or any of their respective properties or assets.

(k)   Taxes.  (i)  Each Tax Entity has timely filed all Tax Returns required to be filed by any of them (subject to permitted extensions).  All such Tax Returns are true, correct and complete when filed, except for such instances which individually or in the aggregate could not have a Material Adverse Effect on the Company.  All Taxes of each Tax Entity which are (i) shown as due on such Tax Returns, (ii) otherwise due and payable or (iii) claimed or asserted by any taxing authority to be due, have been paid, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements included in the Company SEC Documents in accordance with GAAP.  The Company does not know of any proposed or threatened Tax claims or assessments which, if upheld, could individually or in the aggregate have a Material Adverse Effect on the Company.  Each Tax Entity has withheld and paid over to the relevant taxing authority all Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, shareholders or other third parties, except for such Taxes which individually or in the aggregate could not have a Material Adverse Effect on the Company.  No material deficiencies for any Taxes have been proposed, asserted or assessed against any Tax Entity that are not adequately reserved for, no audit of any Tax Return of any Tax Entity is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any taxes has been granted to any Tax Entity and is currently in effect.  For purposes of this Agreement, (a) "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Entity; (b) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax; and (c) "Tax Entity" means the Company, each of the Company's subsidiaries, and each consolidated, combined, unitary or similar group of which the Company or any of its subsidiaries is now, or within the preceding eight (8) years has been, a member.

          (ii) No Tax Entity has executed any closing agreement pursuant to Section 7121 of the Code or any predecessor provisions thereof, or any similar provision of foreign, state or local law, or has any ruling request pending with any tax authority.  There are no tax certiorari proceedings currently pending, tax abatements currently in effect or proposed materially increased tax assessments of which any Tax Entity has been notified or has knowledge in the context of such Tax Entity's real estate assets.  No assets of any Tax Entity constitutes tax-exempt financed property or tax-exempt use property within the meaning of Section 168 of the Code, and no assets of any Tax Entity are subject to a lease, safe-harbor lease, or other arrangement as a result of which any Tax Entity is not treated as the owner for federal income tax purposes.  No Tax Entity has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a "subsection (f) asset" (as such term is defined in Section 341(f)(4) of the Code).  No Tax Entity (i) is required or has agreed to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of foreign, state or local law by reason of a change in accounting method initiated by it or any other relevant party, (ii) has knowledge that any tax authority has proposed any such adjustment or change in accounting method, and/or (iii) has an application pending with any tax authority requesting permission for any changes in accounting methods that relate to the business or assets of any Tax Entity.  No Tax Entity is a party to any contract, agreement, plan or arrangement covering any periods that, individually or collectively, could give rise to any amount not being deductible by reason of Section 280G of the Code.  The Company and each of its subsidiaries are not, have not been within the preceding eight (8) years, own no interest in, and have never owned an interest in, "S corporations" within the meaning of Section 1361(a)(1) of the Code, "qualified subchapter S subsidiaries" within the meaning of Section 1361(b)(3)(B) of the Code, "personal holding companies" within the meaning of Section 542 of the Code, "controlled foreign corporations" within the meaning of Section 957 of the Code, "foreign personal holding companies" within the meaning of Section 552 of the Code, "passive foreign investment companies" within the meaning of Section 1296 of the Code, "foreign investment companies" within the meaning of Section 1246 of the Code, an "FSC" within the meaning of Section 922 of the Code, or a "DISC" or "Former DISC" within the meaning of Section 992 of the Code.  No Tax Entity has made, been party to, or been the subject of, any elections under Sections 108, 168, 338, 441, 472, 1017, 1033 or 4977 of the Code.  No Tax Entity has entered into any transfer pricing agreements with any tax authority.  No assets of any Tax Entity are held in an arrangement for which partnership Tax Returns are being filed or are required to be filed.  No Tax Entity has availed itself of any Tax amnesty or similar relief in any taxing jurisdiction.  None of Parent or any of its subsidiaries will be required to withhold tax under Section 1445 of the Code with respect to any consideration paid pursuant to this Agreement.

(l)   Employee Benefit Plans.  All employee benefit plans, compensation arrangements and other benefit arrangements covering employees of the Company or any of its subsidiaries (the "Company Benefit Plans") and all employee agreements providing compensation, severance or other benefits to any employee or former employee of the Company or any of its subsidiaries which are not disclosed in the Company SEC Documents and which exceed $50,000 per annum are set forth in the Company Disclosure Letter.  True and complete copies of the Company Benefit Plans have been made available to Parent.  To the extent applicable, the Company Benefit Plans comply in all material respects with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code, and any Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a determination letter and, to the knowledge of the Company, continues to satisfy the requirements for such qualification.  Neither the Company nor any of its subsidiaries nor any ERISA Affiliate of the Company maintains, contributes to or is obligated to contribute to or has maintained or contributed or been obligated to contribute to in the past six (6) years to any benefit plan which is covered by Title IV of ERISA or Section 412 of the Code or a "multi-employer plan" within the meaning of Section 3(37) of ERISA or Section 4001(a)(3) of the Code.  No Company Benefit Plan nor the Company nor any subsidiary has incurred any liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA or, to the knowledge of the Company, engaged in any transaction that would reasonably be expected to result in any such liability or penalty.  Each Company Benefit Plan has been maintained and administered in compliance with its terms and with ERISA and the Code to the extent applicable thereto, except for such non-compliance which individually or in the aggregate would not have a Material Adverse Effect on the Company.  There is no pending or, to the knowledge of the Company, anticipated, Litigation against or otherwise involving any of the Company Benefit Plans and no Litigation (excluding claims for benefits incurred in the ordinary course of Company Benefit Plan activities) has been brought against or with respect to any such Company Benefit Plan.  All contributions required to be made as of the date hereof to the Company Benefit Plans have been made or provided for.  Except as described in the Company SEC Documents or as required by law, neither the Company nor any of its subsidiaries maintains or contributes to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment, and neither the Company nor any of its subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided.  No Company Benefit Plan is under investigation or audit by either the United States Department of Labor or the Internal Revenue Service.  Except as provided for in this Agreement, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee.  No payment or benefit which will or may be made by the Company, any of its subsidiaries or Parent with respect to any employee of the Company or any of its subsidiaries will constitute an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

For purposes of this Agreement "ERISA Affiliate" means any business or entity which is a member of the same "controlled group of corporations," under "common control" or an "affiliated service group" with the Company within the meaning of Sections 414(b), (c) or (m) of the Code, as required to be aggregated with the Company under Section 414(o) of the Code, or is under "common control" with the Company, within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

(m)   Restaurants and Properties.  (i) The Company operates 116 restaurants at the locations listed in the Company Disclosure Letter.

        (ii) The Company Disclosure Letter lists by address and lessor all leases and subleases (including those denominated as "licenses") of real property entered into by the Company or any of its subsidiaries as lessee (the "Leased Real Property").  The Company Disclosure Letter lists by address all real property owned by the Company or any of its subsidiaries (the "Owned Real Property").
          (iii) The Company Disclosure Letter lists by address and lessee all leases and subleases (including those denominated as "licenses") of real property entered into by the Company or any of its subsidiaries as lessor with a franchisee as lessee (the "Franchised Leased Property").  The Company Disclosure Letter lists by address and lessee all leases and subleases (including those denominated as "licenses") of real property entered into by the Company or any of its subsidiaries as lessor with a non-franchisee as lessee (the "Surplus Leased Property").  The Company Disclosure Letter lists by address and lessor (if applicable) all property leased (or "licensed") or owned by the Company or any of its subsidiaries where it neither operates a restaurant nor leases the property to a third party (the "Vacant Surplus Property").
         (iv) None of the Company or its subsidiaries is in default in any material respect under any leases under which it is the tenant of real or personal property.  All leases with respect to the Leased Real Property, the Franchised Leased Property, the Surplus Leased Property and the Vacant Surplus Property are valid and binding obligations of the Company or one of its subsidiaries, as the case may be, and are enforceable by and against the Company or one of its subsidiaries, as the case may be, in accordance with their terms.  To the knowledge of the Company, all such leases are valid, binding and enforceable against the other parties thereto in accordance with their terms and are in full force and no party to such leases has given any notice of default with respect thereto which remains outstanding.
         (v) The Company has provided or made available to Parent true and correct copies of all leases and subleases described in this section, together with any amendments, modifications or supplements thereto.  The Company has provided or made available to Parent true and correct copies of all title insurance policies owned by the Company relating to Owned Real Property and leaseholds owned by the Company or any of its subsidiaries.  The premiums for such title insurance policies have been paid in full.
         (vi) The construction, use and operation of the Leased and Owned Real Property conforms to all applicable building, zoning, fire and life safety, subdivision, and other laws, ordinances, regulations, codes, permits, licenses and to any and all certificates, restrictions and conditions affecting title, except for such non-conformance as could not have a material adverse effect on the Company's' or its subsidiaries' ownership, use or operation of the relevant property.
         (vii) The Company has not received any written notice or order by any Governmental Entity with respect to the Leased or Owned Real Property which (i) relates to the violation of building, safety, fire or other ordinances or regulations, (ii) claims any defect or deficiency, or (iii) requests the performance of any repairs or alterations.
         (viii) There is no pending or, to the knowledge of the Company, threatened or contemplated, condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of any of the Leased or Owned Real Property.
         (ix) There are no special assessments for public improvements or otherwise now affecting the Leased Real Property or Owned Real Property nor does the Company know of (i) any such pending or threatened assessment affecting the Leased Real Property or Owned Real Property or (ii) any contemplated improvements affecting the Leased Real Property or Owned Real Property that may result in special assessments affecting the Leased Real Property or Owned Real Property.

(n)   Properties.  The Company or its subsidiaries has good title and, in the case of Owned Real Property, good and marketable fee simple title, to its properties and assets, including the properties and assets reflected in the Balance Sheet or acquired after July 2, 2000 (other than assets disposed of since July 2, 2000 in the ordinary course of business consistent with past practice and of substantially the same character, type and magnitude as assets disposed of in the past), in each case free and clear of all title defects, liens, claims, charges, encumbrances and restrictions, except for (i) liens, encumbrances or restrictions which secure indebtedness which is properly reflected in the Balance Sheet; (ii) liens for Taxes accrued but not yet payable; (iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after July 2, 2000, provided that the obligations secured by such liens are not delinquent; and (iv) such title defects, liens, encumbrances and restrictions, if any, as individually or in the aggregate would not have a Material Adverse Effect on the Company.  None of the Company's or its subsidiaries' properties or assets is owned jointly with any other person, nor does any other person have any option to acquire the same.  The Company and each of its subsidiaries either own, or have valid leasehold interests in, and are in possession of, all properties and assets used by them in the conduct of their business and each such lease is valid without material default thereunder by the lessee or, to the Company's knowledge, by the lessor.  Neither the Company nor any of its subsidiaries has any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any interest in any of the restaurants owned or operated by the Company or any of its subsidiaries, or to sell or dispose of any of their other respective assets with an individual value of $25,000 or an aggregate value in excess of $100,000.

(o)   Labor Controversies.  Neither the Company nor any of its subsidiaries is a party to, or bound by, any collective bargaining agreement or other contracts or understanding with a labor union or labor organization.  Except for such matters which, individually or in the aggregate, would not have a Material Adverse Effect on the Company, there is no (i) unfair labor practice, labor dispute (other than routine individual grievances or complaints) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened, against the Company or any of its subsidiaries relating to their business, (ii) to the knowledge of the Company, activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its subsidiaries, or (iii) lockouts, strikes, slowdowns, work stoppages or, to the knowledge of the Company, threats thereof by or with respect to such employees.

(p)   Intellectual Property.  The Company Disclosure Letter sets forth a true and complete list and description of (a) all United States and foreign patents, trademarks, trade names, service marks, copyrights and applications therefor owned by the Company and its subsidiaries (the foregoing, together with the Company's trade dress and trade secrets (including secret recipes and formulae), the "Intellectual Property Rights") and (b) all United States and foreign patents, trademarks, trade names, service marks, copyrights and applications therefor licensed to the Company or any of its subsidiaries (the foregoing, together with any rights in trade dress or trade secrets (including secret recipes and formulae) licensed to the Company or any of its subsidiaries, the "Licensed Rights").

          (1) (i) The Intellectual Property Rights are free and clear of any liens, claims or encumbrances and are not subject to any license (royalty bearing or royalty-free) or any other arrangement requiring any payment to any person nor the obligation to grant rights to any person in exchange, except for Franchise Agreements disclosed pursuant to the Company Disclosure Letter; (ii) the Licensed Rights are free and clear of any liens, claims, encumbrances, royalties or other obligations other than such terms, conditions and restrictions as are contained in the document granting such license; (iii) the Intellectual Property Rights and the Licensed Rights are all those rights necessary to the conduct of the business of each of the Company, its subsidiaries and the Company's and its subsidiaries' franchisees as presently conducted or as currently contemplated to be conducted; and (iv) neither the Intellectual Property Rights nor the Licensed Rights nor the exploitation by the Company and its subsidiaries thereof shall infringe upon any right of any third party, including, without limitation, any rights under the laws respecting patents, trademarks, copyrights or trade secrets.

          (2) The validity of the Intellectual Property Rights and title thereto, and the validity of the Licensed Rights: (i) have not been questioned in any prior Litigation against or involving the Company or any of its subsidiaries; (ii) are not being questioned in any pending Litigation against or involving the Company or any of its subsidiaries; and (iii) to the knowledge of the Company, are not the subject(s) of any threatened or proposed Litigation.

          (3) The business of each of the Company, its subsidiaries and, to the knowledge of the Company, the Company's and its subsidiaries' franchisees, as presently conducted, does not conflict with and has not been alleged to conflict with any patents, trademarks, trade names, service marks, copyrights or other intellectual property rights of others.

           (4) The consummation of the transactions contemplated hereby will not result in the loss or impairment of any of the Intellectual Property Rights or any of the Licensed Rights.

           (5) The Company or its subsidiaries have filed all certificates, affidavits and other documents, and taken all other actions necessary to retain their respective title to all their respective trademarks, service marks, patents and other Intellectual Property Rights and Licensed Rights.

           (6) Since its respective organization, each of the Company and its subsidiaries has taken reasonable security measures to protect the secrecy, confidentiality and value of its respective trade secrets, including know-how, negative know-how, formulas, patterns, compilations, programs, devices, methods, techniques, processes, inventions, designs, computer programs, and technical data and all information that derives independent economic value, actual or potential, from not being generally known or known by competitors. The Company does not know of any use by others of any of the Intellectual Property Rights or the Licensed Rights material to the business of the Company, its subsidiaries or the Company's and its subsidiaries' franchisees, each as presently conducted.

(q)   Change of Control Agreements.  Except as set forth in the Company SEC Documents filed prior to the date hereof, neither the execution and delivery of this Agreement nor the consummation of the Merger or the other transactions contemplated by this Agreement, will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of (except as contemplated by Section 2.3), or increase the amount or value of, any payment or benefit to any director, officer or employee of the Company, and, without limiting the generality of the foregoing, no amount paid or payable by the Company in connection with the Merger or the other transactions contemplated by this Agreement (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

(r)   Contracts and Commitments.  All material contracts of the Company or its subsidiaries have been included in the Company SEC Documents, except for those contracts not required to be filed pursuant to the rules and regulations of the SEC.  Except as listed in the Company Disclosure Letter, neither the Company nor any of its subsidiaries is a party to or bound by any lease, contract or commitment, oral or written, formal or informal, of the following types (each such contract, together with the material contracts required to be filed in the Company SEC documents, the "Material Contracts"):
          (i) mortgages, indentures, security agreements or other agreements and instruments relating to the borrowing of money, the extension of credit or the granting of liens or encumbrances, or any guaranty of any of the foregoing;
          (ii) employment and consulting agreements providing for payment in excess of $25,000 per annum;
          (iii) union or other collective bargaining agreements;
          (iv) powers of attorney;
          (v) sales agency, broker, manufacturer's representative and distributorship agreements or other distribution or commission arrangements;
          (vi) licenses of patent, trademark and other intellectual property rights (except for Franchise Agreements and Licensed Intellectual Property identified elsewhere herein);
          (vii) agreements, orders or commitments for the purchase of services, raw materials, supplies or finished products from any one supplier for an amount in excess of $100,000;
          (viii) contracts or options relating to the sale of any asset with a book value in excess of $100,000, other than sales of inventory in the ordinary course of business;
          (ix) bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation, accrued vacation pay, group insurance, welfare agreements or other plans, agreements, trusts or arrangements for the benefit of employees, officers or directors of the Company or any of its subsidiaries;
          (x) agreements or commitments for capital expenditures in excess of $100,000;
          (xi) partnership or joint venture agreements;
          (xii) agreements requiring the consent of any party thereto to the consummation of the transactions contemplated hereby;
          (xiii) agreements, contracts or commitments for any charitable or political contribution, except as to charitable contributions not in excess of $1000 in the case of any individual commitment or $5000 in the aggregate;
          (xiv) agreements, contracts, commitments or arrangements relating to any liquor license of any restaurant operated by the Company or any of its subsidiaries; and
          (xv) other agreements, contracts and commitments which are material to the business of the Company or its subsidiaries or which involve payments or receipts of more than $100,000 in any single year, or which were entered into other than in the ordinary and usual course of business consistent with past practice and of substantially the same character, type and magnitude as incurred in the past.

          All Material Contracts are valid and binding obligations of the Company and/or its subsidiaries (as the case may be) and are enforceable against the Company and/or its subsidiaries, as the case may be, in accordance with their terms.  The Company has made available true, correct and complete copies of all Material Contracts to Parent.  All Material Contracts have not been modified or amended except as disclosed in the Company Disclosure Letter and there are no other contracts and commitments which were material to the Company or its subsidiaries and their businesses which have lapsed in the last twelve months and which have not been replaced by a comparable contract.  The Company and each of its subsidiaries has performed all obligations required to be performed by them, have been paid all amounts required to be paid by them and are not in default in any material respect under any Material Contract and no event has occurred thereunder in each case which, with the lapse of time or the giving of notice or both, would constitute such a default. To the knowledge of the Company:  (i) all Material Contracts are valid, binding and enforceable against the other parties thereto in accordance with their terms, and are in full force and effect; (ii) all parties to Material Contracts (other than the Company) have complied with the provisions thereof and have performed all obligations required to be performed by each of them to date; (iii) no such party is in default under any of the terms thereof, and (iv) no event has occurred that with the passage of time or the giving of notice or both would constitute a default by any party (other than the Company) under any provision thereof except, in each case, for such non-compliance or default which will not have a Material Adverse Effect on the Company.

(s)   Affiliated Transactions.  All transactions between the Company or any of its subsidiaries, on the one hand, and any officer, director or holder of in excess of five percent (5%) of the Company Common Stock, or any affiliate of any of them, have been disclosed in the Company SEC Documents or the Company Disclosure Letter.  Except as disclosed in the Company SEC Documents, no officer, director or holder of in excess of five percent (5%) of Company Common Stock has any material interest in (i) any assets, including, without limitation, any intellectual property, used or held for use in the business of the Company and its subsidiaries or (ii) any creditor, supplier or franchisee of the Company or any or its subsidiaries.

(t)   Insurance.  The Company and each of its subsidiaries are adequately insured in such amounts and against such risks as are usually insured against by persons operating in the businesses in which the Company and its subsidiaries operate, and all policies relating to such insurance are in full force and effect.  All products liability and general liability policies maintained by or for the benefit of the Company or its subsidiaries have been "occurrence" policies and not "claims made" policies.

(u)   Records.  The respective corporate record books of or relating to the Company and each of its Significant Subsidiaries made available to Parent by the Company contain accurate and substantially complete records of (x) all material corporate actions of the respective stockholders and directors (and committees thereof) of the Company and its subsidiaries and (y) the certificate of incorporation, by-laws and/or other governing instruments of the Company and its Significant Subsidiaries.  (ii) The books and records of the Company and its subsidiaries are substantially complete and correct.

(v)   Section 203 of the DGCL.  The Board of Directors of the Company has approved the Merger and this Agreement, and such approval is sufficient to render inapplicable to the Merger and this Agreement, and the transactions contemplated by this Agreement, the provisions of Section 203 of the DGCL.  No other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement or the transactions contemplated by this Agreement.  No provision of the certificate of incorporation, by-laws and/or other governing instruments of the Company or any of its subsidiaries would restrict or impair the ability of Parent to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of the Company and any of its subsidiaries that may be acquired or controlled by Parent.

(w)   Opinion of Financial Advisor.  The Company has received the opinion of Donaldson, Lufkin & Jenrette (the "Independent Advisor") dated October 4, 2000 to the effect that, as of such date, the consideration to be received by the stockholders of the Company pursuant to this Agreement is fair to such stockholders from a financial point of view, a signed copy of which opinion has been delivered to Parent.

(x)   Franchise Matters..  The Company Disclosure Letter contains a list of the agreements whereby the Company or its subsidiaries has granted development, franchise or license rights to operate Taco Cabana restaurants, except for agreements which have expired or been terminated (the "Franchise Agreements").  The Franchise Agreements are binding and enforceable against the other parties thereto in accordance with their terms, and are in full force and effect.  The Company and each of its subsidiaries is in compliance with all applicable laws governing the offering of franchises.  All of the Franchise Agreements are valid and binding obligations of the Company or its subsidiaries, as the case may be, and are enforceable against the Company or its subsidiaries, as the case may be, in accordance with their terms.  None of the Franchise Agreements have been amended or modified except as disclosed in the Company Disclosure Letter.  The Company or its subsidiaries, as the case may be, has performed all obligations required to be performed by it under the Franchise Agreements, and the Company is not in default in any material respect under any Franchise Agreement and no event has occurred thereunder in each case which, with the lapse of time or the giving of notice or both, would constitute such default.  All parties to the Franchise Agreements (other than the Company or its subsidiaries, as the case may be) have complied in all material respects with the provisions thereof and have performed in all material respects all obligations required to be performed by each of them to date; and, except as disclosed in the Company Disclosure Letter, no such party is in default or has ever been in default under any of the material terms thereof and no event has occurred that with the passage of time or the giving of notice or both would constitute a default by any such party under any material provision thereof.  Except as set forth in the Company Disclosure Letter, there are no claims, actions, suits, arbitrations, controversies, investigations or proceedings pending, or to the knowledge of the Company, threatened or contemplated, against or affecting the Company or any of its subsidiaries in connection with the Franchise Agreements.

(y)   Disclosure.  No representation, warranty or covenant made by the Company in this Agreement, any Exhibits or the Company Disclosure Letter contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

(z)   Company Rights Agreement.  The Company has delivered to Parent a true and correct copy of the Rights Agreement as in effect as of the execution and delivery of this Agreement.  The board of directors of the Company has amended the Rights Agreement in accordance with its terms to render it inapplicable to the transactions contemplated by this Agreement.  Neither Parent nor Sub shall be deemed to be an "Acquiring Person" (as defined in the Rights Agreement) and the "Distribution Date" (as defined in the Rights Agreement) shall not be deemed to occur and the Company Rights will not separate from the Company Common Stock as a result of the Company entering into this Agreement or consummating the Merger and/or the other transactions contemplated by this Agreement.  Neither Parent, the Surviving Corporation nor any of  Parent's subsidiaries will have any obligations under the Company Rights or the Rights Agreement and the holders of the Company Rights will have no rights under the Company Rights or the Rights Agreement as a result of the Company entering into this Agreement or the consummation of the Merger and/or the other transactions contemplated by this Agreement.

3.2   Representations and Warranties of Parent and Sub  Parent and Sub jointly and severally represent and warrant to the Company as follows:

(a)   Organization, Standing and Power.  Each of Parent and Sub is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

(b)   Authority.  (i)  Parent and Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent or Sub, as the case may be.  This Agreement has been duly executed and delivered by Parent and Sub and constitutes a valid and binding obligation of Parent or Sub, as the case may be, enforceable in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

            (ii) Subject to compliance with the applicable requirements of the Exchange Act, the HSR Act and the filing of the Certificate of Merger, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any Violation pursuant to (x) any provision of the certificate of incorporation or by-laws of Parent, the certificate of incorporation or by-laws of Sub, or the governing instruments of any other subsidiary of Parent or (y) except as disclosed in the letter dated the date hereof and delivered by Parent to the Company simultaneously with the execution and delivery of this Agreement (the "Parent Disclosure Letter") and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below or in the Parent Disclosure Letter, any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Sub or any other subsidiary of Parent or their respective properties or assets except Violations under clause (y) above which do not or would not have a Material Adverse Effect on Parent.

            (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent, Sub or any other subsidiary of Parent in connection with the execution and delivery of this Agreement by Parent and Sub, the consummation by Parent or Sub, as the case may be, of the transactions contemplated hereby, and compliance by Parent and Sub with any of the provisions hereof, the failure to obtain which would have a Material Adverse Effect on Parent, except for (A) such filings under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (B) the filing of the Certificate of Merger as contemplated by Section 1.1 and appropriate documents with the relevant authorities of states in which Parent and Sub are qualified to do business, and (C) the HSR Filings.

(c)   Information Supplied.  None of the information concerning Parent or Sub provided by or on behalf of Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d)   Interim Operations of Sub  Sub was incorporated on October 5, 2000, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

(e)   Financial Capability.  Parent has previously delivered to the Company a true and complete copy of a commitment letter, dated September 29, 2000 (the "Commitment Letter"), addressed to Parent from Chase Bank of Texas, N.A., Parent's debt financing source, for the aggregate amount of up to $250 million of bank financing (the "Financing") for, among other things, the funds necessary to fund the Merger (the "Offer Consideration ").  Parent has no reason to believe that the conditions to the Financing will not be satisfied or waived.  The Financing and Parent's available funds will be sufficient to fund the Offer Consideration.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1   Covenants of Company  During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its subsidiaries that (except as expressly contemplated or permitted by this Agreement or to the extent that Parent shall otherwise consent in writing):

(a)   Ordinary Course.  The Company and its subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course and use commercially reasonable efforts to preserve intact their present business organizations, maintain their rights and franchises and preserve their relationships with employees, officers, customers, suppliers and others having business dealings with them.  The Company and its subsidiaries shall maintain in force all insurance policies and Consents with respect to the Company and its subsidiaries and shall maintain all assets and properties of the Company and its subsidiaries in customary repair, order and condition, reasonable wear and tear excepted.  The Company shall not, nor shall it permit any of its subsidiaries to, (i) enter into any new material line of business or (ii) incur or commit to any significant capital expenditures or any obligations or liabilities other than capital expenditures and obligations or liabilities incurred or committed to as disclosed in the Company Disclosure Letter.  The Company and its subsidiaries will comply with all applicable laws and regulations wherever its business is conducted, including without limitation the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act or the Exchange Act, except where such noncompliance would not have a Material Adverse Effect on the Company.  The Company and its subsidiaries shall not enter into any new Franchise Agreements.  The Company and its subsidiaries shall not amend or modify any existing Franchise Agreements or the nature of its relationship with their franchisees, or agree to do either of the foregoing.

(b)   Dividends; Changes in Stock.  The Company shall not, nor shall it permit any of its subsidiaries to, nor shall the Company propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, other than cash dividends payable by a subsidiary of the Company to the Company or one of its subsidiaries, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(c)   Issuance of Securities.  The Company shall not, nor shall it permit any of its subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt or any securities convertible into or exercisable for (including any stock appreciation rights, phantom stock plans or stock equivalents), or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than issuances of Company Common Stock pursuant to exercises of Company Stock Options or Company Common Stock awards to directors listed in the Company Disclosure Letter.

(d)   Governing Documents.  The Company shall not amend or propose to amend, nor shall it permit any of its subsidiaries to amend, their respective certificates of incorporation, by-laws or other governing instruments.

(e)   No Solicitations.  The Company shall not, nor shall it permit any of its subsidiaries to, directly or indirectly, through any officer, director, employee or agent, initiate, solicit or knowingly encourage (including by way of furnishing information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Competing Transaction, or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of the Company or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of its subsidiaries to take any such action.  The Company shall notify Parent in writing (as promptly as practicable) if any written or oral request for information or proposal relating to a Competing Transaction is made and shall keep Parent promptly advised of all such requests and proposals, and shall provide a copy of any written proposals or requests and a summary of all oral proposals or requests.  Nothing contained in this Section 4.1(e) shall prohibit the Company from (i) furnishing information to, or entering into discussions or negotiations with, any person that makes an unsolicited written, bona fide proposal to acquire it pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction, if, (A)  the failure to take such action would be inconsistent with the Board of Directors' fiduciary duties to the Company's stockholders under applicable law, and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person, the Company (x) provides reasonable notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person and (y) receives from such person an executed confidentiality agreement no less favorable to the Company than the Confidentiality Agreement between Parent and the Independent Advisor, on behalf of the Company, dated June 4, 1999 (the "Confidentiality Agreement"), (ii) complying with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer, or (iii) failing to make or withdrawing or modifying its recommendation referred to in Section 5.2, or recommending an unsolicited, bona fide proposal to acquire the Company pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction, following the receipt of such a proposal, if the failure to take such action would be inconsistent with the Board of Directors' fiduciary duties to the Company's stockholders under applicable law.  In addition, if the Company proposes to enter into an agreement with respect to any Competing Transaction, it shall concurrently with entering into such agreement pay, or cause to be paid, to Parent any amounts due to Parent from the Company pursuant to Section 7.3.  As used in this Agreement, "Competing Transaction" shall mean any of the following (other than the transactions contemplated by this Agreement) involving the Company or any of its subsidiaries: (i) any merger, consolidation, share exchange, exchange offer, business combination, recapitalization, liquidation, dissolution or other similar transaction involving such person; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets representing 20% or more of the total assets of such person and its subsidiaries, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of such person or the filing of a registration statement under the Securities Act in connection therewith; (iv) any person or group having acquired beneficial ownership of 15% or more of the outstanding shares of capital stock of such person with respect to Company Common Stock); or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

(f)   No Acquisitions.  The Company shall not, nor shall it permit any of its subsidiaries to, (i) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or (ii) otherwise acquire or agree to acquire any assets which, in the case of this clause (ii), are material, individually or in the aggregate, to the Company, except with respect to the development of planned new restaurants as described in the Company Disclosure Letter.

(g)   No Dispositions.  The Company shall not, nor shall it permit any of its subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of any of its assets (including capital stock of subsidiaries), except as disclosed in the Company Disclosure Letter and for dispositions in the ordinary course of business consistent with past practice and of substantially the same character, type and magnitude as dispositions in the past.

(h)   Indebtedness.  The Company shall not, nor shall it permit any of its subsidiaries to, (i) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any long-term debt securities of the Company or any of its subsidiaries or guarantee any long-term debt securities of others or enter into or amend any contract, agreement, commitment or arrangement with respect to any of the foregoing, other than (x) in replacement for existing or maturing debt, (y) indebtedness of any subsidiary of the Company to the Company or to another subsidiary of the Company or (z) other borrowing under existing lines of credit in the ordinary course of business consistent with prior practice and of substantially the same character, type and magnitude as borrowings made in the past or (ii) make any loans, advances or capital contributions to any person.

(i)   Other Actions.  The Company shall not, nor shall it permit any of its subsidiaries to, take any action that would, or might reasonably be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VI not being satisfied, or which would adversely affect the ability of any of them to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 6.2(d) and the Company shall, in the event of, or promptly after the occurrence of, or promptly after obtaining knowledge of the occurrence of or the impending or threatened occurrence of, any fact or event which would cause or constitute a breach of any of the representations and warranties set forth in this Agreement, the non-satisfaction of any of the conditions to the Merger set forth in Article VI or the failure to obtain the Requisite Regulatory Approvals, in each case at any time after the date hereof and through the Closing Date, give detailed notice thereof to Parent, and the Company shall use its best efforts to prevent or promptly to remedy such breach, non-satisfaction or failure, as the case may be.

(j)   Advice of Changes; Government Filings.  The Company shall confer on a regular basis with Parent, report on operational matters and promptly advise Parent, orally and in writing, of any material change or event or any change or event which would cause or constitute a material breach of any of the representations, warranties or covenants of the Company contained herein.  The Company shall file all reports required to be filed by the Company with the SEC between the date of this Agreement and the Effective Time and shall deliver to Parent copies of all such reports promptly after the same are filed.  The Company shall cooperate with Parent in determining whether any filings are required to be made with, or consents required to be obtained from, or fees or expenses required to be paid to, any third party or Governmental Entity prior to the Effective Time in connection with this Agreement or the transactions contemplated hereby, and shall cooperate in making any such filings promptly and in seeking to obtain timely any such consents and, subject to Parent's approval, paying any such fees or expenses.  The Company shall promptly provide Parent with copies of all other filings made by the Company with any state or Federal Governmental Entity (excluding the HSR Filing) in connection with this Agreement, the Merger or the other transactions contemplated hereby.

(k)   Accounting Methods.  The Company shall not change its methods of accounting in effect at July 2, 2000, except as required by changes in GAAP as concurred in by the Company's independent auditors.

(l)   Benefit Plans.  During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its subsidiaries that it will not, without the prior written consent of Parent, except as set forth in the Company Disclosure Letter, (i) enter into, adopt, amend (except as may be required by law) or terminate any Company Benefit Plan or any other employee benefit plan or any agreement, arrangement, plan or policy between the Company or any of its subsidiaries, on the one hand, and one or more of its or their directors or officers, on the other hand, (ii) except for normal increases in the ordinary course of business consistent with past practice and of substantially the same character, type and magnitude as increases in the past that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company or any of its subsidiaries, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing or (iii) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of the Company or any of its subsidiaries of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement.

(m)   Tax Elections.  Except in the ordinary course of business and consistent with past practice and of substantially the same character, type and magnitude as elections made in the past, the Company shall not make any material tax election or settle or compromise any material federal, state, local or foreign income tax claim or liability or amend any previously filed tax return in any respect.

4.2   Covenants of Parent.  Except as expressly contemplated by this Agreement, after the date hereof and prior to the Effective Time, without the prior written consent of the Company:

(a)   Other Actions.  Neither Parent nor Sub shall, nor shall it permit any of their respective subsidiaries to, take any action that would, or might reasonably be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VI not being satisfied, or which would adversely affect the ability of any of them to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 6.2(d).

(b)   Government Filings.  The Parent shall cooperate with the Company in determining whether any filings are required to be made with, or consents required to be obtained from, any third party or Governmental Entity prior to the Effective Time in connection with this Agreement or the transactions contemplated hereby, and shall cooperate in making any such filings promptly and in seeking to obtain timely any such consents.  The Parent shall promptly provide the Company with copies of all other filings made by the Parent with any state or Federal Governmental Entity (excluding the HSR Filings) in connection with this Agreement, the Merger or the other transactions contemplated hereby.

(c)   Extraordinary Transactions.  Parent shall not, nor shall it permit any of its subsidiaries to, knowingly enter into or consummate any extraordinary transaction or agreement, which would have a Material Adverse Effect on Parent.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1   Preparation of the Proxy Statement  The Company shall as promptly as practicable prepare and file a proxy or information statement relating to Company stockholders' meeting to be held in connection with the approval of the Merger (together with all amendments, supplements and exhibits thereto, the "Proxy Statement") with the SEC and will use its best efforts to respond to the comments of the SEC and to cause the Proxy Statement to be mailed to the Company's stockholders at the earliest practical time.  The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger.  If at any time prior to the stockholders' meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly prepare and mail to its stockholders such an amendment or supplement.  The Company will not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects.  The Company hereby consents to the inclusion in the Proxy Statement of the recommendation of the Board of Directors of the Company described in Section 5.2, subject to any modification, amendment or withdrawal thereof, and represents that the Independent Advisor has, subject to the terms of its engagement letter with the Company, consented to the inclusion of references to its opinion in the Proxy Statement.

5.2   Stockholder Meeting.  The Company shall call a meeting of its stockholders to be held as promptly as practicable for the purpose of voting upon the approval of this Agreement, the Merger and the other transactions contemplated hereby.  The Company will, through its Board of Directors, recommend to its stockholders approval of such matters, unless the taking of such action would be inconsistent with the Board of Directors' fiduciary duties to stockholders under applicable laws.  The Company shall, at the direction of Parent, solicit from Company stockholders entitled to vote at the Company stockholders' meeting proxies in favor of such approval and shall take all other action necessary or, in the judgment of Parent, helpful to secure the vote or consent of such holders required by the DGCL or this Agreement to effect the Merger.  The Company shall coordinate and cooperate with Parent with respect to the timing of such meeting.

5.3   Legal Conditions to Merger.  Each of the Company and Parent shall, and shall cause its subsidiaries to, use all reasonable efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the Merger and to consummate the transactions contemplated by this Agreement, subject to the appropriate vote of stockholders of the Company described in Section 6.1 (a), and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and of any other public or private third party which is required to be obtained or made by such party or any of its subsidiaries in connection with the Merger and the transactions contemplated by this Agreement; provided, however, that a party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order, approval or exemption is likely, in such party's reasonable opinion, (x) to be materially burdensome to such party and its subsidiaries taken as a whole or to impact in a materially adverse manner the economic or business benefits of the transactions contemplated by this Agreement so as to render uneconomic the consummation of the Merger or (y) in the case of the Company, to result in the imposition of a condition or restriction on the Company, the Surviving Corporation or any of their respective subsidiaries of the type referred to in Section 6.2(d). Each of the Company and Parent will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, any of them or any of their subsidiaries in connection with the foregoing.

5.4   Access to Information.  Upon reasonable notice, the Company and each of its subsidiaries shall afford to the officers, employees, accountants, counsel and other representatives of Parent, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, commitments and records and, during such period, each of the Company and its subsidiaries shall make available to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request.  The parties will hold any such information which is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.  No investigation by either Parent or the Company shall affect the representations and warranties of the other, except to the extent such representations and warranties are by their terms qualified by disclosures made to such first party.

5.5   Brokers or Finders.  Except as disclosed to the other party prior to the date hereof, each of Parent and the Company represents, as to itself, its subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except the Independent Advisor, whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm (a copy of which has been delivered by the Company to Parent prior to the date of this Agreement), and each party agrees to indemnify the other party and hold the other party harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such first party or its affiliates.

5.6   Indemnification; Directors' and Officers' Insurance.  (a) As of the Effective Time, the certificate of incorporation of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the certification of incorporation of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers or employees of the Company.  Parent and Company agree that the directors, officers and employees of the Company covered thereby are intended to be third party beneficiaries under this Section 5.6 and shall have the right to enforce the obligations of the Surviving Corporation and the Parent.

(b) The Surviving Corporation shall maintain in effect for six years (or such shorter period as Parent maintains similar policies for the benefit of its directors and officers) from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less advantageous) with respect to matters occurring prior to the Effective Time to the extent available; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of 150% of the annual premium currently paid by the Company for such insurance, but in such case shall purchase as much such coverage as possible for such amount.

5.7   Shareholder Lists.  The Company shall promptly upon request of Parent, or shall cause its transfer agent to promptly, furnish Parent with mailing labels containing the names and addresses of all record holders of Company Common Stock and with security position listings of Company Common Stock held in stock depositories, each as of the most recent practicable date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Company Common Stock.  The Company shall furnish Parent with such additional information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance as Parent or its agents may reasonably request.

5.8   Shareholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement; provided, however, that no such settlement shall be agreed to without Company's and Parent's consent, which shall not be unreasonably withheld.

5.9   Communication to Employees.  The Company and Parent will cooperate with each other with respect to, and endeavor in good faith to agree in advance upon the method and content of, all written or oral communications or disclosure to employees of the Company or any of its subsidiaries with respect to the Merger and any other transactions contemplated by this Agreement.  Upon reasonable notice, the Company shall provide Parent access to the Company's and its subsidiaries' employees and facilities.

5.10   Environmental Matters.  The Company shall cooperate with Parent and take or cause to be taken all actions necessary to complete any questionnaires or surveys which Parent or its lenders may require in connection with Environmental Matters relating to the Company, any of its subsidiaries or any of their respective properties or assets.  Parent shall have the right, if required by its lenders, to cause an independent environmental consultant chosen by it at its sole discretion, to inspect, audit, and test any of the Company's or its subsidiaries' premises for the existence of any and all Environmental Liabilities and any and all violations of laws related to Environmental Matters (the "Environmental Audit") and to deliver a report describing the findings and conclusions of the Environmental Audit.  The scope, sequence, and timing of the Environmental Audit shall be at the sole discretion of Parent, and the Environmental Audit may be commenced at any time on or after the date hereof.

ARTICLE VI

CONDITIONS PRECEDENT

6.1   Conditions to Each Party's Obligation To Effect the Merger.  The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a)   Stockholder Approval.  This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon.

(b)   Other Approvals.  All authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations or early terminations of waiting periods imposed by, any Governmental Entity (all the foregoing, "Consents") which are necessary for the consummation of the Merger shall have been filed, occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect, including without limitation, with respect to any liquor licenses or permits.

(c)   No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any Governmental Entity seeking any of the foregoing be pending.  There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

6.2   Conditions to Obligations of Parent and Sub.  The obligations of Parent and Sub to effect the Merger are subject to the satisfaction of the following conditions unless waived by Parent and Sub:

(a)   Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the President and Chief Executive Officer of the Company, and by the Chief Financial Officer of the Company to such effect.

(b)   Performance of Obligations of Company.  The Company shall have performed and complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the President and Chief Executive Officer of the Company and by the Chief Financial Officer of the Company to such effect.

(c)   Consents Under Agreements.  The Company shall have obtained the consent or approval of (i) the landlords or lessors whose consent or approval shall be required in order to permit the succession by the Surviving Corporation or its subsidiaries pursuant to the Merger to any obligation, right or interest of the Company or any of its subsidiaries under the real property leases set forth in Section 6.2(c) of the Parent Disclosure Letter and (ii) except for those consents or approvals for which failure to obtain such consents or approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, each person (other than the Requisite Regulatory Approvals or with respect to any real property leases set forth in Section 6.2(c) of the Parent Disclosure Letter) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of the Company or any subsidiary of the Company under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument (other than the consent of International Bank of Commerce with respect to the Sixth Amended Loan Agreement dated as of March 10, 2000, the Fifth Amended Revolving Loan Agreement dated as of March 10, 2000 and associated real estate lien notes and mortgages to which the Company is a party).

(d)   Burdensome Condition.  There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity which, in connection with the grant of a Requisite Regulatory Approval, imposes any requirement upon Parent, the Surviving Corporation or their respective subsidiaries which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render uneconomic the consummation of the Merger, or which would require Parent or any of its subsidiaries to dispose of any asset which is material to Parent prior to the Effective Time.

(e)   Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred a Material Adverse Effect with respect to the Company and no facts or circumstances arising after the date of this Agreement shall have occurred which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Company.

(f)   Proceedings.  All proceedings to be taken on the part of the Company in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Parent, and Parent shall have received copies of all such documents and other evidences as Parent may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

(g)   Financing.  Parent shall not have been unable to consummate the Merger and the other transactions contemplated by this Agreement by reason of inadequate financing as a result of the lenders described in the Commitment Letter refusing to consummate the financing specified therein pursuant to and in accordance with the terms thereof by reason of their assertion that the condition precedent regarding no material adverse changes contained therein has not been fulfilled or satisfied.

6.3   Conditions to Obligations of Company.  The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions unless waived by the Company:

(a)   Representations and Warranties.  The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chairman and Chief Executive Officer of Parent, or a Corporate Vice President of Parent, and by the Senior Vice President and Chief Financial Officer of Parent or the Corporate Vice President and Treasurer of Parent to such effect.

(b)   Performance of Obligations of Parent and Sub.  Parent and Sub shall have performed and complied in all material respects with all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the President and Chief Executive Officer of Parent or a Corporate Vice President of Parent, and by the Senior Vice President and Chief Financial Officer of Parent or the Corporate Vice President and Treasurer of Parent to such effect; provided, however, that the performance and compliance of Parent and its subsidiaries with Section 4.2(c) shall not be a condition precedent to the obligation of the Company to effect the Merger unless the lenders described in the Commitment Letter refuse to consummate the financing specified therein on the grounds that the condition precedent regarding no material adverse changes relating to Parent and its subsidiaries, taken as a whole, contained in the Commitment Letter was not fulfilled or satisfied as a result of Parent or any of its subsidiaries entering into an extraordinary transaction prohibited under  Section 4.2(c).

ARTICLE VII

TERMINATION AND AMENDMENT

7.1   Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

(a) by mutual consent of Parent and the Company in a written instrument, whether or not the Merger has been approved by the stockholders of the Company;

(b) by Parent, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would be incapable of being satisfied by June 30, 2001;

(c) by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Parent or Sub set forth in this Agreement, or if any representation or warranty of Parent or Sub shall have become untrue such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would be incapable of being satisfied by June 30, 2001;

(d) by either Parent or the Company, if any permanent injunction or action by any Governmental Entity preventing the consummation of the Merger shall have become final and nonappealable;

(e) by either Parent or the Company if the Merger shall not have been consummated on or prior to June 30, 2001 (or such later date as may be agreed to in writing by the Company and Parent) (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time);

(f) by either Parent or the Company, if any approval of the stockholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof;

(g) by Parent, if the Board of Directors of the Company shall have (i) withdrawn, modified or changed its approval or recommendation of this Agreement, the Merger or any of the other transactions contemplated herein in any manner which is adverse to Parent or Sub or shall have resolved to do the foregoing; or (ii) approved or have recommended to the stockholders of the Company a Competing Transaction or shall have resolved to do the foregoing;

(h) by Parent, if (i) the Company shall have exercised a right specified in clause (i) of the third sentence of Section 4.1(e) with respect to any transaction referred to therein and shall, directly or through agents or representatives, continue discussions with any third party concerning such transaction for more than 21 calendar days after the date of receipt of such Competing Transaction, or (ii) (x) a tender offer or exchange offer or a proposal by a third party to acquire the Company pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or similar transaction shall have been commenced or publicly proposed which contains a proposal as to price (without regard to the specificity of such price proposal) and (y) the Company shall not have rejected such proposal within 10 business days of its commencement or the date such proposal first becomes publicly disclosed, if sooner.

(i) The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

7.2   Effect of Termination.  In the event of termination of this Agreement and abandonment of the Merger by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith terminate and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective officers or directors except with respect to the penultimate sentence of Section 5.4 and Sections 5.5 and 7.3; provided, however, that, subject to the provisions of Section 8.8, nothing herein shall relieve any party of liability for any breach hereof.

7.3   Fees, Expenses and Other Payments.  (a)  Except as otherwise provided in this Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, fees and disbursements of counsel, financial advisors and accountants) shall be borne solely and entirely by the party which has incurred such costs and expenses (with respect to such party, its "Expenses").

(b) The Company agrees that if this Agreement shall be terminated pursuant to:

            (i) Section 7.1(b) and (x) such termination is the result of material breach of any covenant, agreement, representation or warranty contained herein and (y) at any time during the period commencing on the date hereof and ending twelve months after the date of termination of this Agreement, a Business Combination (as defined in Section 7.3(e)) involving the Company shall have occurred or the Company shall have entered into a definitive agreement providing for such a Business Combination, which Business Combination contains a proposal as to the price per share which is in excess of the Merger Consideration;

            (ii) Section 7.1(f) because the Agreement, the Merger and the other transactions contemplated hereby shall fail to receive the requisite vote for approval and adoption by the stockholders of the Company at a meeting of the stockholders of the Company called to vote thereon, and at the time of such meeting there shall exist a proposal with respect to a Business Combination with respect to the Company which either (x) the Board of Directors of the Company has not publicly opposed or (y) is consummated, or a definitive agreement with respect to which is entered into, at any time during the period commencing on the date hereof and ending twelve months after the date of termination of this Agreement; or

            (iii) Section 7.1(g) or Section 7.1(h); then in each such event the Company shall pay to Parent an amount equal to $4,500,000, plus all of Parent's Expenses not to exceed $850,000.

(c) The Company agrees that if this Agreement shall be terminated pursuant to Section 7.1(b), then the Company shall pay to Parent an amount equal to Parent's Expenses not to exceed $850,000; provided that the Company shall not be obligated to make any payment pursuant to this Section 7.3(c) if the Company shall be obligated to make a payment to Parent pursuant to Section 7.3(b).

(d) Parent agrees that if this Agreement shall be terminated solely as a result of the non-satisfaction or non-fulfillment of the condition set forth in Section 6.2(g) due to the lenders described in the Commitment Letter asserting that the condition precedent regarding no material adverse changes contained in the Commitment Letter was not fulfilled or satisfied for any reason other than a material adverse change in or affecting the business, operations, property, condition (financial or otherwise) or prospects of the Company and its subsidiaries, taken as a whole, then Parent shall pay to the Company an amount equal to the Company's Expenses not to exceed $850,000.

(e) Any payment required to be made pursuant to Section 7.3(b), Section 7.3(c) or Section 7.3(d) shall be made as promptly as practicable but not later than five business days after termination of this Agreement and shall be made by wire transfer of immediately available funds to an account designated by Parent, except that any payment to be made as the result of an event described in Section 7.3(b)(i) or clause (y) of Section7.3(b) (ii) shall be made as promptly as practicable but not later than five business days after the occurrence of the Business Combination or the execution of the definitive agreement providing for a Business Combination.

(f) For purposes of this Section 7.3, the term "Business Combination" shall mean any of the following involving the Company: (i) any merger, consolidation, share exchange, business combination or similar transaction; (ii) any sale, lease, exchange, transfer or other disposition of 20% or more of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of transactions, or (iii) the acquisition by a person or any group of beneficial ownership of 20% or more of the capital stock of the Company whether by tender offer or exchange offer or otherwise.

7.4   Amendment.  This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or of Parent, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

7.5   Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE VIII

GENERAL PROVISIONS

8.1   Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Sections 2.1, 2.2, 2.3, 4.2(a), 5.6, 5.8, 7.3 and Article VIII.

8.2   Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Sub,

 to:
Carrols Corporation
968 James Street
Syracuse, NY 13203
Attention:  Joseph A. Zirkman, Esq.
Facsimile:  (315) 475-9616

With a copy to:
Rosenman & Colin LLP
575 Madison Avenue
New York, New York 10022-2585
Attention:  Wayne A. Wald, Esq.
Facsimile:  (212) 940-8776

(b) if to the Company, to:
Taco Cabana, Inc.
8918 Tesoro Dr.
San Antonio, TX 78217
Attention:  Chief Executive Officer
Facsimile:  (210) 280-0616

With a copy to:
Akin Gump Strauss Hauer & Feld, L.L.P.
300 Convent Street, Suite 1500
San Antonio, TX 78205
Attention:  Cecil Schenker, Esq.
Facsimile:  (210) 224-2035

8.3   Certain Definitions.  For purposes of this Agreement:

(a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(b) "beneficially own" or "beneficial ownership" with respect to any securities, means having "beneficial ownership" of such securities in accordance with the provisions of Rule 13d-3 under the Exchange Act.  Without duplicative counting of the same securities by the same holder, securities beneficially owned by a person include securities beneficially owned by all other persons with whom such person would constitute a group;

(c) "group" means two or more persons acting together for the purpose of acquiring, holding, voting or disposing of any securities, which persons would be required to file a Schedule 13D or Schedule 13G with the SEC as a "person" within the meaning of Section 13(d)(3) of the Exchange Act if such persons beneficially owned a sufficient amount of such securities to require such a filing under the Exchange Act;

(d) "person" means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other legal entity;

(e) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person; and

(f) Any accounting term that is used in the context of describing or referring to an accounting concept and that is not specifically defined herein shall be construed in accordance with GAAP as applied in the preparation of the financial statements of the Company included in the Company SEC Documents (including, without limitation, the Year-End Financial Statements and the Balance Sheet).

8.4   Interpretation.  When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated.  The recitals hereto constitute an integral part of this Agreement.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".  The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.  The phrases "the date of this Agreement", "the date hereof' and terms of similar import, unless the context otherwise requires, shall be deemed to refer to October 6, 2000.

8.5   Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

8.6   Entire Agreement; No Third Party Beneficiaries; Rights of Ownership.  This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided that the Confidentiality Agreement shall survive the execution and delivery of this Agreement, and (b) except as provided in Sections 2.2, 2.3 and 5.6, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.  The parties hereby acknowledge that, except as hereinafter agreed to in writing, no party shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Merger until consummation thereof.

8.7   Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of New York, except to the extent Delaware law shall govern the Merger, without regard to any applicable conflicts of law provisions thereof.

8.8   Severability; No Remedy in Certain Circumstances.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate pursuant to Article VII hereof.  Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall incur no liability or obligation unless such party did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

8.9   Publicity.  Except as otherwise required by law or the rules of the Nasdaq National Market, so long as this Agreement is in effect, neither the Company nor Parent shall, or shall permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

8.10   Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

8.11   Adjustment.  All dollar amounts and share numbers set forth herein, including without limitation the Merger Consideration, shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Company Common Stock, between the date of this Agreement and the Effective Time, to the extent appropriate.

8.12   Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of applicable jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.  In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court sitting in the state of New York or a New York state court and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement, to be signed by their respective officers thereunto duly authorized, all as of October 6, 2000.

                                                               CARROLS  CORPORATION

                                                                    /s/  Joseph Zirkman

                                                                              Name:  Joseph Zirkman
                                                                              Title:  Vice President

                                                                             SPUR ACQUISITION CORP.

                                                                              /s/  Joseph Zirkman

                                               Name:  Joseph Zirkman
                                           Title:  Vice President

                                                TACO CABANA, INC.

                                                                            /s/  Stephen V. Clark

                                                                             Name:  Stephen  V. Clark
                                                                             Title:  President and CEO